EXHIBIT 99.1

Progress Energy, Inc.
Notice to Directors and Executive Officers

You were previously notified that in connection with the closing of the proposed merger of Progress Energy, Inc. (“Progress Energy”) and Duke Energy Corporation (“Duke Energy”), there would be a period of time from the close of business on December 30, 2011 until sometime during the week of January 1, 2012 (the “blackout period”) when participants would be unable to initiate transactions relating to the Progress Energy 401(k) Savings & Stock Ownership Plan and the Savings Plan for Employees of Florida Progress Corporation. As a result of the anticipated blackout period, you were previously notified that, pursuant to Section 306 of the Sarbanes-Oxley Act of 2002, you generally would not be permitted to trade in Progress Energy common stock (or related securities) during the blackout period.

The date for the blackout period in the prior notice was based on an anticipated closing of the Progress Energy and Duke Energy merger on January 1, 2012. The merger is no longer anticipated to close on January 1, 2012. As a result, the corresponding blackout period is no longer anticipated to commence or end on the dates provided in the prior notice. You will be provided with updated information regarding the anticipated closing of the merger of Progress Energy and Duke Energy and the corresponding trading restriction when it is known.

If you have any questions about this notice or the required trading restriction, including whether the blackout period has begun or ended, you may obtain information, without charge, by contacting Progress Energy, Inc., Attention: Corporate Secretary, 410 S. Wilmington Street, Raleigh, NC 27601 (telephone (919) 546-6206).